Exhibit 99.1

P.O. Box 20103 Kansas City, MO 64195 866.877.2525 • fax 816.713.8810 website:www.uspremiumbeef.com

FOR IMMEDIATE RELEASE

U.S. Premium Beef, LLC, Unitholders Overwhelmingly Vote to Approve

Agreement to Sell National Beef Packing Company, LLC To JBS S.A.

KANSAS CITY, Missouri, March 14, 2008—U.S. Premium Beef, LLC (USPB) today announced that its unitholders overwhelmingly voted to approve the sale of National Beef Packing Company, LLC (National Beef) to JBS S.A. (JBS).

                “Our unitholders, with more than 90% approval, have strongly stated they support our Board of Directors’ and management’s recommendation to approve our agreement with JBS,” Steve Hunt, CEO of USPB, announced at a special meeting of unitholders today. “Our unitholders view this as a tremendous opportunity for their company and all producers who have marketed, or may want to market cattle through USPB in the future.

                “Our unitholders told us they want to position USPB to prosper for future generations, and they see combining our processing company, National Beef, with JBS as an opportunity to do just that,” Hunt added. “At the top of their list was maintaining the principles our company was founded on which includes our access to value-added markets, quality based pricing and ownership in processing. Those principles will continue through USPB well into the future with JBS.”

                Under the terms of the agreement, JBS will acquire all of the outstanding membership interests of National Beef in exchange for JBS stock and cash. In addition, JBS will assume all of National Beef’s debt and other liabilities at closing. USPB’s portion of the total proceeds will be approximately $65 million in JBS common stock and $261 million in cash.

                The sale will combine all of National Beef’s operations and facilities, including National Carriers, Inc. and its ownership in Kansas City Steak Company, LLC with JBS-Swift’s beef operations. National Beef President Tim M. Klein will become President and Chief Operating Officer of the joint National Beef/JBS-Swift beef operations.

“We are pleased with the confidence our unitholders have shown in charting an exciting course for our company’s future, which we believe will benefit the U.S. beef industry as well as our company and our producers,” Hunt said. “The U.S. beef industry is fortunate to have such a dynamic company as JBS to partner with. JBS is committed to be in the United States long term and will contribute greatly to the U.S. beef industry’s ability to produce and market quality products domestically and internationally.”

                The transaction is subject to certain conditions and will require customary regulatory approvals.

U.S. Premium Beef, LLC is the majority owner of National Beef Packing Company, LLC, a leading U.S. beef processor. More than 2,100 producers from 36 states have marketed cattle on USPB’s quality-based grids. These high quality cattle are the foundation of National Beef’s value-added product lines and have enabled it to be a leader in branded product programs for both domestic and international markets. More information about USPB is available at www.uspremiumbeef.com.

National Beef Packing Company, LLC, based in Kansas City, MO, has operations in Liberal and Dodge City, Kansas; Brawley, California; Hummels Wharf, Pennsylvania; Moultrie, Georgia and Kansas City, Kansas. National Beef processes and markets fresh beef, case-ready beef and beef by-products for domestic and international markets. In fiscal year 2007, National Beef generated sales of $5.6 billion and processed 3.9 million head of cattle. More information about National Beef is available at www.nationalbeef.com.

JBS S.A. is a public company with its shares listed on BOVESPA’s Novo Mercado under the symbol JBSS3. JBS operates 23 plants in Brazil and 6 in Argentina in addition to its operations in Australia and the United States resulting from the purchase of Swift and Company last year. In the year ending September 2007, JBS generated pro forma net revenue of US$11.9 billion and processed 9.0 million head of cattle. More information about JBS S.A. is available at www.jbs.com.br/ir/.

                Safe Harbor Forward Looking Statement: USPB are including the following cautionary statement in this news release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on their behalf. Forward-looking statements include statements regarding the sale of National Beef to JBS S.A. and are based on the current expectations and assumptions of USPB, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially from those contemplated by these forward-looking statements. Some of these risks and uncertainties may be discussed in the Proxy Statement mailed to USPB’s members as well as the most recently filed Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q by USPB. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this release will in fact transpire. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.

USPB contact:

Bill Miller

Director of Communications

816-713-8800

bjmiller@uspb.com